UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2016

ROFIN-SINAR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21377	38-3306461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40984 Concept Drive, Plymouth, MI	48170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 455-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 16, 2016, Rofin-Sinar Technologies Inc. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) with Coherent, Inc. (“Coherent”) and Rembrandt Merger Sub Corp., a wholly owned subsidiary of Coherent (“Merger Sub”), providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of the Company by Coherent at a price of $32.50 per share in cash, without interest (the “Merger Consideration”), through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Coherent.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (each a “Share”), issued and outstanding immediately prior to the Effective Time (other than each Share that is owned by Coherent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Coherent, Merger Sub or the Company, or held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the Merger Consideration.

At the Effective Time, each then outstanding option to purchase Shares that was outstanding as of the signing of the Merger Agreement will accelerate and become vested in full as of immediately prior to the Effective Time, and such option will be canceled in exchange for the right to receive a cash payment equal to the number of Shares covered by the vested portion of such option (taking into account any accelerated vesting as a result of the Merger) multiplied by the excess of the Merger Consideration over the option exercise price per share of such option. At the Effective Time, each then outstanding option to purchase Shares that was granted subsequent to the signing of the Merger Agreement, if any, will be converted into an option to purchase shares of Coherent common stock, on an appropriately adjusted number of shares and exercise price equivalent pursuant to the terms of the Merger Agreement.

The Merger Agreement contains customary representations and warranties from both the Company and Coherent. It also contains customary covenants, including covenants providing for each of the parties to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring the Company, subject to certain exceptions, to carry on its business in the ordinary course of business and not solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal or acquisition transaction by or with a third party.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger by the Company’s stockholders, (ii) expiration or early termination of any regulatory waiting periods and receipt of required regulatory approvals, (iii) the absence of injunctions or other legal restraints prohibiting the Merger, (iv) compliance by Coherent and the Company with their respective covenants in all material respects, (v) the accuracy of the Company’s and Coherent’s representations and warranties, (vi) the absence of any material adverse effect on the Company and (vii) the absence of any action by a governmental authority challenging the Merger.

Under the Merger Agreement, Coherent is entitled to receive a termination fee of $25,500,000 from the Company if the Merger Agreement is terminated by the Company to accept an alternative acquisition proposal that is superior, from a financial point of view, to the $32.50 per share that Coherent has agreed to pay, and in certain other circumstances, and the Company is entitled to receive a reverse termination fee of $65,000,000 from Coherent if the Merger Agreement is terminated because Coherent is unable to obtain regulatory approval for the Merger and in certain other circumstances, including certain circumstances where Coherent is unable to consummate the debt financing necessary to pay a portion of the Merger Consideration.

Coherent’s obligations under the Merger Agreement are not subject to any financing condition. In connection with the Merger Agreement, Coherent entered into a debt commitment letter (the “Commitment Letter”) dated as of March 16, 2016, with Barclays Bank PLC (“Barclays”), pursuant to which, among other things, Barclays has committed to provide Coherent with debt financing in an aggregate principal amount of up to $850 million (which includes a $100 million revolving credit facility) to finance the acquisition of the Company and refinance existing debt of the Company and Coherent. Barclays’ obligations under the Commitment Letter are subject to certain conditions, including the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement and other customary closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Coherent, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Coherent and Merger Sub on the other hand, made solely for the benefit of the other. The assertions in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in a confidential disclosure letter delivered by the Company in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Coherent and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or Coherent at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Coherent’s public disclosures.

Voting Agreement

In connection with the Merger Agreement, each of the Company’s directors and certain of its officers executed a Voting Agreement with Coherent (collectively, the “Voting Agreements”). Each Voting Agreement requires the applicable stockholder, among other things, to vote such stockholder’s Shares (i) in favor of the approval of the Merger Agreement, (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger and (iii) against any alternative transaction or any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger. In addition each applicable stockholder is prohibited from transferring any of his or her Shares other than in certain limited circumstances. The Voting Agreements will terminate at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is included as Exhibit A to Exhibit 2.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2016, the Company entered into Executive Transition Agreements (the “Transition Agreements”) with certain persons, including each of Thomas Merk (President and Chief Executive Officer), Ingrid Mittelstaedt (Executive Vice-President, Finance and Administration), Louis Molnar (Chief Operating Officer-North America Business) and Ulrich Hefter (Chief Technical Officer) (each, an “Executive”).

In general, the Transition Agreements provide that if, within one year following a change in control of the Company (as defined in the Transition Agreement), the Company or its successor terminates the employment of the Executive without cause (as defined in the Transition Agreement), or the Executive voluntarily terminates his or her employment for good reason (as defined in the Transition Agreement), the Executive will receive a lump-sum cash payment calculated as follows:

•	an amount representing the pro rata portion, through the date of termination, of his or her target bonus opportunity for the fiscal year in which his or her employment is terminated (or, if there is no target bonus opportunity for such year, the amount of the annual bonus earned by the Executive for the preceding year), based on the number of days elapsed in that year, plus

•	an amount equal to the greater of (1) a specified multiplier (3.0x for the President and CEO, 2.0x for the EVP, Finance and Administration, and 1.0x for the other named executive officers) of the sum of (a) one year of his or her then-current annual base salary (or, if greater, the annual base salary in effect immediately before the change in control), plus (b) the annual bonus amount described in the bullet above, and (2) the aggregate amount of the severance, salary continuation or other payments the Executive would be entitled to receive by reason of such termination of employment pursuant to the terms of any employment or other agreement and/or pursuant to the requirements of applicable law.

In addition, if the Executive is a covered participant in health insurance under German law, he or she will be entitled to an amount equal to the sum of (i) the lesser of (x) 50% of the total contributions to such health insurance coverage for the Executive for the 12 months following the termination of the Executive’s employment or (y) $7,000, plus (ii) an income tax gross-up amount sufficient to enable the Executive to retain the full amount described in the preceding clause (i) on an after tax basis. If the Executive is a covered participant in a company-sponsored group health plan maintained in the United States, the Transition Agreements provide that the Executive will have access to continuing and uninterrupted participation in such group health plan for 12 months following the date of such termination at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued.

The Transition Agreements further provide for the accelerated vesting of unvested outstanding stock options, shares of restricted stock or other equity-based incentive awards granted to the Executive prior to the date of the Transition Agreement. Each Executive’s right to receive his or her respective severance payments or benefits is subject to delivery of a general release of the Company.

The foregoing description of the Transition Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Executive Transition Agreement attached as Exhibits 10.1 (for US persons) and 10.2 (for employees covered under German law) to this Current Report on Form 8-K.

Item 8.01. Other Events.

On March 17, 2016, the Company and Coherent issued a joint press release announcing their entry into the Merger Agreement. A copy of that press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the transactions contemplated by the Merger Agreement, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement. Additionally, the Company will file other relevant materials with the SEC in connection with the Merger. Stockholders are urged to read the proxy statement carefully when it is available because it will contain important information about the transactions contemplated by the Merger Agreement. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from the Company by contacting its investor relations department.

The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K, as amended, for the year ended September 30, 2015 and its definitive proxy statement filed with the SEC on February 17, 2016. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed by the Company and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; any adverse impact to us resulting from the announcement or pendency of the Merger; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs, as permitted under the Merger Agreement; the worldwide economic environment, including specifically but not limited to in Asia; the distraction to management and costs resulting from the proxy contest with SilverArrow; any subsequent changes in our Board, including possibly as a result of a proxy contest; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K, as amended, for the year ended September 30, 2015. Any forward-looking statement made by us in this document is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rofin-Sinar Technologies Inc.
(Registrant)

Date: March 21, 2016	By:	/s/ Thomas Merk
Thomas Merk
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement, dated as of March 16, 2016, by and among Coherent, Inc., Rembrandt Merger Sub Corp. and Rofin-Sinar Technologies Inc.*

10.1	Form of Executive Transition Agreement (for US persons)

10.2	Form of Executive Transition Agreement (for employees covered under German law)

99.1	Press Release issued by the Company and Coherent, Inc., dated as of March 16, 2016.

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.